Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2008 Financial Results

  Third Quarter Revenues Increased 24% Year Over Year to $156.7 Million
  Significant Growth in Earnings Per Share

HAWTHORNE, Calif.--(BUSINESS WIRE)--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced financial results for its third quarter and nine months ended March 31, 2008.

The Company reported revenues of $156.7 million for the third quarter of fiscal 2008, an increase of 24% from the $126.5 million reported for the third quarter of fiscal 2007. Net income for the third quarter of fiscal 2008 was $6.9 million, or $0.39 per diluted share, compared to net income of $3.6 million, or $0.21 per diluted share, for the third quarter of fiscal 2007.

For the nine months ended March 31, 2008, the Company reported record revenues of $451.9 million, an increase of 19%, from the $379.5 million for the first nine months of fiscal 2007. Net income for the first nine months of fiscal 2008 was $8.3 million, or $0.47 per diluted share, compared to a net loss of ($23.0) million, or ($1.37) per diluted share, for the first nine months of fiscal 2007.

The results for the three and nine months ended March 31, 2008 and the prior comparable periods of fiscal 2007 include the following non-recurring items:

  The three and nine months ended March 31, 2008, were favorably impacted by a $4.3 million tax benefit associated with the repurchase of the minority interest in Spacelabs Healthcare. The third quarter results of fiscal 2007 were favorably impacted by a gain of $15 million, recorded as other income, resulting from a settlement with GE regarding the Company’s acquisition of Spacelabs Medical in fiscal 2004.
  During the three and nine months ended March 31, 2008, the Company incurred impairment, restructuring and other charges of $1.2 million and $3.4 million, respectively, compared to $2.2 million and $34.1 million for the comparable periods of fiscal 2007. The $34.1 million includes $10.3 million of inventory reserves which was recorded in cost of goods sold.

Excluding the impact of these items, net income for the third quarter of fiscal 2008 would have been approximately $3.7 million or $0.20 per diluted share compared to a net loss of $(3.3) million or $(0.19) per diluted share for the third quarter of fiscal 2007 and net income for the first nine months of fiscal 2008 would have been approximately $6.5 million, or $0.37 per diluted share compared to a net loss of $(8.7) million or $(0.52) per diluted share for the comparable period of fiscal 2007. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of non-recurring charges, providing insight into the on-going operations of the Company.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased with the strong financial performance this quarter and believe that the changes we have made over the past 18 months, as evidenced in today’s results, have created a strong foundation from which we can drive future earnings growth. Our top line continues to demonstrate strong growth and we expect this momentum to continue as our sales pipeline for both Security and Healthcare remain robust. We remain on track to fully implement the $7 to $8 million of previously announced cost savings.”

As of March 31, 2008, the Company’s backlog was $219 million compared to $232 million as of December 31, 2007. The Company had positive operating cash flow of $4.7 million for the third quarter of fiscal 2008, and capital expenditures in the period were $2.9 million.

Company Outlook

Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company reaffirms its previously published earnings guidance for fiscal 2008 of $0.65 to $0.77 per diluted share. Earnings guidance excludes the aforementioned impact of impairment, restructuring and other charges, and a one-time tax benefit recorded in the third quarter of fiscal 2008.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 a.m. PDT (12:00 p.m. EDT), today to discuss its results for the third quarter and first nine months of fiscal 2008. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until May 15, 2008. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘50760188’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the size and effect of its cost-cutting measures, steps being taken to improve profitability and future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that cost-cutting measures will ultimately result in savings that are in line with current expectations, that the Company will achieve profitability or that future revenues predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Revenues	$126,498	$156,708	$379,485	$451,915
Cost of goods sold	82,562	100,322	257,772	292,418
Gross profit	43,936	56,386	121,713	159,497

Operating expenses:
Selling, general and administrative	36,309	37,629	111,189	112,945
Research and development	11,390	12,055	33,424	33,509
Impairment, restructuring, and other charges	2,226	1,156	23,769	3,355
Total operating expenses	49,925	50,840	168,382	149,809

Income (loss) from operations	(5,989)	5,546	(46,669)	9,688

Interest expense	(1,239)	(1,231)	(3,520)	(3,720)
Interest income	85	69	322	301
Other income / (expense)	15,772	-	15,772	-

Income (loss) before provision for income taxes and minority interest	8,629	4,384	(34,095)	6,269
Provision (benefit) for income taxes	3,678	(2,643)	(11,607)	(1,977)
Minority interest	(1,338)	(118)	(553)	76
Net income (loss)	$3,613	$6,909	$(23,041)	$8,322

Diluted income (loss) per share	$0.21	$0.39	$(1.37)	$0.47

Weighted average shares outstanding - diluted	17,237	17,922	16,779	17,654

Condensed Consolidated Balance Sheets

	June 30,	March 31,
	2007	2008
Assets
Cash and cash equivalents	$15,980	$14,919
Accounts receivable, net	140,483	140,188
Inventories	120,174	149,340
Other current assets	38,002	41,405
Total current assets	314,639	345,852
Non-current assets	136,844	152,690
Total	$451,483	$498,542

Liabilities and Stockholders' Equity
Bank lines of credit	$16,775	$23,600
Current portion of long-term debt	5,744	5,562
Accounts payable and accrued expenses	83,749	91,058
Other current liabilities	49,630	43,190
Total current liabilities	155,898	163,410
Long-term debt	25,709	46,425
Other long-term liabilities	13,849	16,560
Total liabilities	195,456	226,395
Minority interest	8,815	1,167
Shareholders' equity	247,212	270,980
Total	$451,483	$498,542

SEGMENT INFORMATION (in thousands)

	Three Months Ended		Nine Months Ended
	March 31,		December 31,
	2007	2008	2007	2008

Revenues - by Segment Group:
Security division	$45,044	$51,395	$130,479	$164,075
Healthcare division	53,671	63,589	164,639	188,051
Optoelectronics and Manufacturing division including intersegment
revenues	37,200	53,430	111,068	134,494
Intersegment revenues elimination	(9,417)	(11,706)	(26,701)	(34,705)
Total	$126,498	$156,708	$379,485	$451,915

Operating income (loss) - by Segment Group:
Security division	$527	$1,466	$(31,284)	$1,640
Healthcare division	(3,381)	2,268	(8,994)	9,561
Optoelectronics and Manufacturing division	547	4,093	7,279	8,547
Corporate	(3,291)	(2,461)	(13,436)	(9,927)
Eliminations	(391)	180	(234)	(133)
Total (i)	$(5,989)	$5,546	$(46,669)	$9,688

(i) Includes non-recurring impairment, restructuring and other charges of $2.2 million and $34.1 million for the three and nine months ended March 31, 2007, respectively, and $1.2 million and $3.4 million for the three and nine months ended March 31, 2008, respectively.

CONTACT:
OSI Systems, Inc.
Jeremy Norton
Vice President
Investor Relations & Business Development
310-349-2372